MINUTES OF THE BOARD OF DIRECTORS
                      ROYAL FINANCIAL CORPORATION
                   APPROVING THE SALE OF SUBSIDIARIES


                      ROYAL FINANCIAL CORPORATION

              BOARD OF DIRECTORS MEETING  - MAY 30, 2001


        On Wednesday, May 30, 2001 the Board of Directors of Royal Financial Corporation (RFC) held a meeting to discuss the proposed sale of 100% owned subsidiaries stock in Walden Woods of Sugarmill, Inc., a Florida Corporation ("WWS") in which RFC owns 100 shares, and the stock in Royal Mortgage Corporation, a Nevada Corporation ("RMC"), in which RFC owns 1,000 shares.

In attendance were all of the directors; Michel Attias, Alex Mardekian, and Sheri Durst. Mark Teinert and Mike Pilgrim attended by telephone as guests of the Board as requested by the board to answer any final questions regarding the proposed transaction prior to the Board taking final action.

        The Board prior to the meeting had been provide with detailed information regarding the proposed sale of the two subsidiaries and have investigated the assets of the corporations and the value of the business entities.

After careful consideration and review of all of the terms and conditions the terms of a contract for purchase of the property held by Walden Woods of Sugarmill, Inc. the Royal Financial Corporation Board of Directors voted unanimously to accept the terms of sale as detailed in the purchase agreement and secured note from TEPI, LLC.

The RFC Board feels that by effecting the sale it will focus all of the assets and management talent of the Royal Financial on developing is core business focused which is continuing to build Patriot Manufacturing, Inc. into a fully integrated motorcycle manufacturing and distribution company. The Board believes that the full focus of the company will best benefit shareholders desire to afforded the best opportunity to derive the maximum value for their shares in the Company.

        In summary, on May 30, 2001, the Board of Directors of Royal Financial Corporation by unanimous vote approved the Purchase Agreement between Royal Financial Corporation and TEPI LLC, Inc. as it stands, and empowered RFC's President, Mr. Michel Attias, to complete the necessary paperwork to effect the transaction as described within the Purchase Agreement and Secured Promissory Note.



There were no other matters discussed at the May 30, 2001 meeting.

Respectfully Submitted


____/s/___________________
/s/ Michel Attias
Corporate Secretary
May 30, 2001

The undersigned being all of the directors of the above-named corporation, hereinafter referred to as the ("Company"), hereby unanimously agree and consent to the waiver of notice of meeting. This Unanimous Consent is being executed in accordance with the provisions of the General Corporation Law of the State of Nevada which provides that a written consent to a meeting of Directors in absence of advanced notice.

____________/s/__________________________       ________5/30/01___________
Michel Attias                                           Date



___________ /s/________________________         ________5/30/01___________
Alex Mardekian                                          Date



___________/s/___________________________       ________5/30/01___________
Sherry Durst                                            Date